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FORM 4                                                     OMB APPROVAL
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[ ] Check this box if no                            OMB Number:   3235-0287
    longer subject to                               Expires: September 30, 1998
    Section 16. Form 4                              Estimated average burden
    or Form 5 obligations                           hours per response .... 0.5
    may continue. See                               ---------------------------
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Barter,      John               W.            BMC Software, Inc.          (BMCS)            to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------   X   Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security 4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (specify
51 Society St.                                    Person (Voluntary)         August/1998        ----         title ---
---------------------------------------------                             -------------------                below)          below)
                 (Street)                                                 5. If Amendment,
Charleston,         SC               29401            ###-##-####            Date of Original
---------------------------------------------     --------------------       (Month/Day/Year)     --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
USA                                                                          -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    08/10/98   S             20,000    D      $50.6250
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Common Stock                    08/10/98   M             20,000    A        $9.14           24,000              D
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                                                                                                                        (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                  SEC 1474 (7/96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-                Amount or
                                                    -------------------------- Exer-   tion     Title         Number of
                                                    Code  V     (A)     (D)    cisable Date                   Shares
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Employee Stock Option
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       (Right to Buy)         $9.14       8/10/98     M               20,000          1/28/03  Common Stock     20,000
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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    20,000                  D
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Explanation of Responses:

*  Option vests in 6.25% increments every three months following grant date and is fully vested. All amounts adjusted for Company's three 2-for-1 stock splits in Aug. 1995, Oct. 1996 and May 1998.
   Option was initially reported as exercisable as to 5,000 shares at an exercise price of $73.12.

                                                                                               /s/ BRINKLEY MORSE
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.         for J. Barter          9/10/98
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------  ------------
                                                                                                 **Signature of           Date
Note: File three copies of this Form, one of which must be manually signed.                        Reporting Person
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to resond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                               Page 2SEC 1473 (3/91)

